Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2004 with respect to the consolidated financial statements of HBMC Holdings, LLC and subsidiaries and our report dated March 17, 2004, with respect to the balance sheet of HomeBanc Corp. as of March 17, 2004 (date of inception) included in the Registration Statement (Form S-11 No. 333-121900) and related Prospectus of HomeBanc Corp. for the registration of 9,000,000 shares of its common stock.

Atlanta, Georgia

January 21, 2005